THE GROWTH FUND OF AMERICA, INC.

One Market, Steuart Tower, Suite 1800 • San Francisco, California 94105-1409
Mailing Address: P.O. Box 7650, San Francisco, California 94120-7650 • Telephone (415) 421-9360

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K, 72DD1 and 72DD2, 73A1 and 73A2, 74A through 74N, 74T, 74U1 and 74U2, 74V1 and 74V2, and 75B, the complete answers are as follows:

Item 48K
If answer to 47 is 'Y' (Yes), fill in the table or the single fee rate applied to Registrant's/Series' assets based on the advisory contract.

Step:	Asset Value ($000's omitted)	Annual Fee Rate
K) over	166,000,000	0.239

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$671,777
Class B	$8,977
Class C	$12,202
Class F	$174,938
Total	$867,894
Class 529-A	$17,864
Class 529-B	$328
Class 529-C	$790
Class 529-E	$641
Class 529-F	$589
Class R-1	$831
Class R-2	$3,222
Class R-3	$64,602
Class R-4	$113,639
Class R-5	$90,824
Total	$293,330

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2739
Class B	$0.0408
Class C	$0.0405
Class F	$0.2917
Class 529-A	$0.2739
Class 529-B	$0.0233
Class 529-C	$0.0374
Class 529-E	$0.1814
Class 529-F	$0.3324
Class R-1	$0.0923
Class R-2	$0.0448
Class R-3	$0.1973
Class R-4	$0.2739
Class R-5	$0.3641

Item 74A through 74N and 74T
Condensed balance sheet data:
As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$92,472
B) Repurchase agreements	-
C) Short-term debt securities other than repurchase agreements	$17,274,655
D) Long-term debt securities including convertible debt	$179,160
E) Preferred, convertible preferred, and adjustable rate preferred stock	$596
F) Common stock	$148,467,274
G) Options on equities	-
H) Options on all futures	-
I) Other investments	-
J) Receivables from portfolio instruments sold	$333,310
K) Receivables from affiliated persons	-
L) Other receivables	$702,891
M) All other assets	-
N) Total assets	$167,050,358

T) Net Assets of common shareholders	$165,668,955

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	2,551,655
Class B	226,065
Class C	317,418
Class F	652,373
Total	3,747,511
Class 529-A	71,289
Class 529-B	14,865
Class 529-C	22,874
Class 529-E	3,817
Class 529-F	1,997
Class R-1	10,397
Class R-2	77,037
Class R-3	356,408
Class R-4	467,892
Class R-5	298,771
Total	1,325,347

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$32.88
Class B	$31.81
Class C	$31.69
Class F	$32.69
Class 529-A	$32.75
Class 529-B	$31.97
Class 529-C	$31.96
Class 529-E	$32.54
Class 529-F	$32.71
Class R-1	$32.07
Class R-2	$32.15
Class R-3	$32.43
Class R-4	$32.66
Class R-5	$32.88

Item 75B
Average net assets during the current reporting period ($000’s omitted)

B) Monthly average (for all other funds)	$158,183,362